Exhibit 99.1

LIBERTY GLOBAL TO PRESENT AT THE BANK OF AMERICA TELECOM, MEDIA & INTERNET CONFERENCE 2021

Denver, Colorado – June 3, 2021

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) will be presenting at the Bank of America Telecom, Media & Internet Conference 2021 on Tuesday, June 15, 2021 at 10:00 a.m. Eastern Time. Liberty Global may make observations concerning its historical operating performance and outlook. The presentation will be webcast live at www.libertyglobal.com. We intend to archive the webcast under the Investor Relations section of our website for approximately 30 days.

ABOUT LIBERTY GLOBAL

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks that connect 85 million subscribers across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the UK, VodafoneZiggo in The Netherlands, Telenet in Belgium, Sunrise UPC in Switzerland, Virgin Media in Ireland and UPC in Eastern Europe. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Liberty Global Ventures, our global investment arm, has a portfolio of more than 50 companies across content, technology and infrastructure, including strategic stakes in companies like Plume, ITV, Lions Gate, Univision, the Formula E racing series and several regional sports networks. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:     Corporate Communications:
Max Adkins +44 20 8483 6336    Molly Bruce +1 303 220 4202
Steve Carroll +1 303 784 4505    Matt Beake +44 20 8483 6428